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                                                                    Exhibit 9(b)

                            ADMINISTRATION AGREEMENT

This Agreement, dated as of the 31st day May, 1985, made by and between Stratton Monthly Dividend Shares, Inc. (the "Fund"), a corporation operating Ma an open-era Investment company, duly organized and existing under the laws of the State of Maryland and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania.

                                WITNESSETH THAT:

  WHEREAS, Fund/Plan has agreed to act as Transfer Agent of the Fund, as its Dividend Disbursing Agent, and as Administrator of the Plans of the Fund, and Fund/Plan also has agreed to act for the Fund in other respects as thereafter stated.

  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do Hereby agree as follows

                              THE TRANSFER AGENCY

  Section 1. The Fund hereby appoints Fund/Plan as its Transfer Agent, and Fund/Plan accepts such appointment and agrees to act in such capacity upon the terms set forth in this Agreement.

  Section 2. The Fund shall furnish to Fund/Plan as Transfer Agent a sufficient supply or blank Share Certificates and trod time to time will renew such supply upon the request of Fund/Plan. Such blank snare Certificates shall be signed manually or by facsimile signatures of officers of the Fund authorized by law or the by-laws at the Fund to sign Share Certificates and, lt required, shall boar the corporate seal or facsimile thereof.

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  Section 3. Fund/Plan, as Transfer Agent, shall make original issues of Shares in accordance with Sections 4 and 5 below and with the Fund's Prospectus upon the written request of the Fund and upon being furnished with (i) a certified copy of a resolution or resolutions of the Board of Directors of the Fund authorizing such issue (ii) an opinion of counsel as to the validity of such additional Shares and (iii) necessary funds for the payment of any original issue tax applicable to such additional Shares

  Section 4. Prior to the dally determination of net asset value in accordance with the Fund's Prospectus, Fund/Plan shall process all purchases~e orders received since the last date ruination of the Fund 'a net asset value. Fund/Plan shall calculate dally the amount available for investment in Shares at the not asset value determined by the Fund as of the close of trading on the New York Stock Exchange, the number of Shares and fractional Shares to be purchased and the net asset value to be deposited with the Custodian. Fund/Plan, as agent for the Shareholders and Plan holders, shall place a purchase order dally with the Fund for the proper number of Shares and fractional Shares to be purchased and confirm such number to the Fund in writing.

  Section 5. Fund/Plan having made the calculations provided for in Section 4, shall thereupon pay over the net asset value of Shares purchased to the Custodian. She net asset value shall then bo deposited in the account maintained under the Custodian Agreement. She proper number of Shares and fractional Shares shall then be issued dally and credited by Fund/Plan to the Unissued Certificate Account. She Shares and fractional Shares purchased for each Shareholder and Plan holder will be credited by Fund/Plan to his separate account. Fund/Plan shall mall to each Shareholder and

                                  Page 2 of 16
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Plan holder a confirmation of each purchase, with copies to the Fund if requested. Such confirmations will show the prior Share balance, the new Share balance, the Shares held under a Plan (if any), the Shares of which Stock Certificates are outstanding (if any), the amount invested and the price paid for the newly purchased Shares.

  Section 6. Transfer of Shares shall be registered and new Share Certificates issued by Fund/Plan upon surrender of outstanding Share Certificates (i) in form deemed by Fund/Plan to be properly endorsed for transfer, (ii) with all necessary endorsers' signatures guaranteed in such manner and form as Fund/Plan may require by a guarantor reasonably believed by Fund/Plan to be responsible, accompanied by (iii) such assurances as Fund/Plan shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement, and (iv) satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.

  Section 7. When mall is used for delivery of Share Certificates Fund/Plan shall forward Share Certificates in "non-negotiable" form by first-class mail, and Share Certificates in "negotiable" form by registered mail, all mail deliveries to be covered while in transit to the addressee by insurance arranged for by Fund/Plan.

  Section 8. In registering transfers Fund/Plan as Transfer Agent may rely upon the Uniform Commercial Code or any other statutes which in the opinion of counsel protect Fund/Plan and the Fund in not requiring complete documentation, in registering transfer without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

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  Section 9. Fund/Plan as Transfer Agent may issue new Share Certificates in place of Share Certificates represented to have been lost, destroyed or stolen, upon receiving indemnity satisfactory to Fund/Plan and may issue new Share Certificates in exchange for, and upon surrender of mutilated Share Certificates.

  Section 10. In case any officer of the Food who shall have signed manually or whose facsimile signature shall have been affixed to blank Share Certificates shall die, resign or be removed prior to the issuance of such Share Certificates, Fund/Plan as Transfer Agent may issue or register such Share Certificates as the Share Certificates of the Fund notwithstanding such death, resignation or removal; and the Fund shall file promptly with Fund/Plan such approval, adoption or ratification as may be required by law.

  Section 11. Fund/Plan will maintain stock registry records in the usual fore in which it will note the issuance, transfer and redemption of Shares and the issuance and transfer of share Certificates, and is also authorized to maintain an account entitled Unissued Certificate Account in which it will record the Shares and fractions issued and outstanding from time to time for which issuance of Share Certificates is deferred. Fund/Plan is authorized to keep records, which will be part of the stock transfer records, as well as its records of the Plans, in which it will note the names and registered addresses of Shareholders and Plan holder~, and the number of Shares and fractions from time to time owned by them for which no Share Certificates are outstanding. Each Shareholder or Plan holder will be assigned a single account number even though Shares held under each Plan and Shares for which Certificates have been issued will be accounted for separately.

                                  Page 4 of 16
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  Section 12. Fund/Plan will issue Share Certificates for Shares of the Fund, only upon receipt of a written request from a Shareholder. In all other cases, the Fund authorizes Fund/Plan to dispense with the issuance and countersignature of Share Certificates whenever Shares are purchased. In such case Fund/Plan, as Transfer Agent, shall merely note on its stock registry records the issuance of the Shares and fractions (if any), shall credit the Unissued Certificate Account with the Shares and fractions issued and shall credit the proper number of Shares and fractions to the respective Shareholders. Likewise, whenever Fund/Plan has occasion to surrender for redemption Shares and fractions owned by Shareholders, it shall be unnecessary to issue Share Certificates for redemption purposes. The Fund authorizes Fund/Plan in such cases to process the transactions by appropriate entries in its stock transfer records, and -debiting of the Unissued Certificate Account and the record of issued Shares outstanding.

  Section 13. Fund/Plan in its capacity as Transfer Agent will, in addition to the duties and functions above-mentioned, perform the usual duties and functions of a stock Transfer Agent for a corporation. It will countersign for issuance or reissuance Share Certificates representing original issue or reissued treasury shares as directed by the Written Instructions of the Fund, and will transfer Share Certificates registered in the name of Shareholders from one Shareholder to another in the usual manner. Fund/Plan may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, Share Certificate or other instrument or paper believed by it in good faith and without negligence to be genuine and unaltered, and to have been signed, countersigned, or executed by duly authorized person or persons, or upon the instructions of any officer of the Fund, or upon the advice of counsel for the Fund or for Fund/Plan. Fund/Plan may record any transfer of Share

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Certificates which is believed by it in good faith and without negligence to have been duly authorized or may refuse to record any transfer of Share Certificates if in good faith and without negligence Fund/Plan in its capacity as Transfer Agent deems such refusal necessary in order to avoid any liability either to the Fund or to Fund/Plan. The Fund agrees to indemnify and hold harmless Fund/Plan from and against Any and all losses, costs, claims, and liability which it may suffer or incur by Lesson of so relying at acting or refusing to act.

  Section 14. In ease of any request or demand for the inspection of the share records of the Fund, Fund/Plan, as Transfer Agent, shall endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. However, Fund/Plan may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure so to do.


THE DIVIDEND DISBURSEMENT AGENCY


  Section 15. Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund, the Fund shall notify Fund/Plan of the date of such declaration, the amount payable per share, the record date for determining the Shareholders entitled to payment, the payment and the reinvestment date price.

  Section 16. On or before each payment date the Fund will transfer, or cause the Custodian to transfer, to Fund/Plan in its capacity as Dividend Disbursing Agent, the total amount of the dividend or distribution currently payable and Fund/Plan in such capacity will on the designated payment date mail distribution checks to the Shareholders for the proper amounts payable to them except as follows:

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           (a) Dividends and capital gains distributions directed to be reinvested under Plans will be transferred to Fund/Plan in its capacity as Administrator for application as provided in Section 21.

  Section 17. Fund/Plan shall, prior to the daily determination of net asset value in accordance with the Fund's Prospectus, process all requests from Shareholders to redeem Shares and determine the number of Shares requited to be redeemed to make monthly payments, automatic payments or the like. Thereupon, Fund/Plan shall advise the Fund of the total number of Shares available for redemption and the number of Shares and fractional Shares requested to be redeemed. The Fund shall then quote to Fund/Plan the applicable net asset value, whereupon Fund/Plan shall furnish the Fund with an appropriate confirmation of the red emption and process the redemption by filing with the Custodian an appropriate statement and making the proper distribution and application of the redemption processed in accordance with the Fund's Prospectus. The stock registry books recording outstanding Shares, the Unissued Certificate Account and the individual account of the Shareholder or Plan holder shall be properly debited.

  Section 18. The proceeds of redemption shall be remitted by Fund/Plan in accordance with the Fund's Prospectus by check mailed to the Shareholder or Plan holder at his registered address. If stock certificates have been issued for Shares being redeemed, then such certificates and a stack power with a signature guarantee of a commercial bank or trust company or a member firm of a recognized securities exchange shall accompany the redemption request. If certificates have not been issued to the redeeming shareholder, the signature of the shareholder on the redemption request must be similarly guaranteed. The Fund may authorize Fund/Plan to waive the signature guarantee in certain cases by written Instructions.

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                          ADMINISTRATION OF THE PLANS


  Section 19. The Fund hereby appoints Fund/plan as Administrator of the Plans, and Fund/Plan accepts such appointment and agrees to act in such capacity upon the terms sot forth in this Agreement. As provided in Section 11, Fund/Plan will maintain records, which will be part of the stock registry records as well as its records of the administration of the Plans, in which it will note the. transactions effected for the respective Plan holders and the number of Shares and fractions from time to time owned by them for which no Share Certificates are outstanding.

  Section 20. It will be the practice of Fund/Plan, upon receipt of the applicable net asset value per share, to process payments by Plan holders resolved in acceptable form until the time of the closing of the New York Stock Exchange on each day on which said exchange is open since the same time on the prior business day in which said exchange wee open. Fund/Plan will proceed to calculate the amount available for investment in Shares at the not asset value determined as of the close of the New York Stock Exchange that day and the number of Shares and fractions to be purchased. Fund/Plan, as agent for sundry Plan holders, will place an order with the Fund for the proper number of Shares and fractions. The proper number of Shares and fractions will then be issued and credited to the Unissued Certificate Account, and the Shares and fractions purchased for each Plan holder will be credited to his separate account. Fund/Plan will thereupon mail to each Plan holder a confirmation of the purchase with copies to the Fund. Such confirmations will show the prior and new share balance, the Shares held under the Plans and Sharon (if any) for which Stock Certificates are outstanding, the amount invested, the price paid and other data.

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  Section 21. As and when the Fund declares dividends or capital gains distributions, it will promptly quote to Fund/Plan the net asset value per share at the close of business on the record date, whereupon as soon as it can calculate the total of such dividends or distributions it will receive for reinvestment, Fund/Plan will advise the Fund of the amount which will be available for reinvestment on the payment date and the number of Shares and fractions to be issued. Upon receipt of the amount of the dividends or distributions to be reinvested under Plans, Fund/Plan will pay over such amount to the Custodian for deposit in the Fund's principal account, whereupon the Shares and fractions purchased for the Plans will be issued and will be credited to the Unissued Certificate Account. Fund/Plan will credit the Shares and fractions so purchased to the separate accounts maintained for the respective Plan holders, and will promptly mail to each Plan holder a confirmation of the purchase, with a copy to the Fund, showing the prior and new share balance.

  Section 22. whenever a Shareholder shall deposit Shares represented by Share Certificates in an investment plan or systematic withdrawal plan or other plan permitting deposit of Shares thereunder, Fund/Plan as Transfer Agent is authorized upon receipt of Share Certificates registered in the name of the Shareholder, or if not so registered in due to m for transfer, to cancel such Share Certificates, to debit the individual stock accounts and to credit the Shares to the Unissued Certificate Account. Fund/Plan as Administrator of Plans will credit the Shares so deposited to the proper plan accounts. In the event that a Plan holder shall desire to deposit under a systematic withdrawal plan Shared held in an investment plan or other like plan, Fund/Plan will accomplish such deposit by proper debiting and crediting of plan accounts.

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  Section 23. Whenever Fund/Plan shall have received requests from Plan holders to redeem Shares and remit proceeds, or whenever Fund/Plan is required to redeem Shares to make withdrawal payments under systematic withdrawal plans or the like, Fund/Plan will advise the Fund that it has Shares for redemption, stating the number of Shares and fractions to be redeemed and will furnish the Fund with an appropriate confirmation of the redemption. The Custodian shall be authorized to pay over to Fund/Plan as Administrator the total redemption price for proper distribution and application. She stock registry books recording outstanding Shares, the Unissued Certificate Account and the individual accounts of the Shareholders shall be properly debited.


In lieu of redemption Fund/Plan is authorized at the request of the Fund to sell Shares to it for treasury stock, provided that in each such case the sale price shall be not less than the applicable redemption price above mentioned. In such cases the procedure shall be appropriately modified.


Section 24. The practices and procedures of Fund/Plan and the Fund above outlined in Sections 19 to 23, inclusive, may be altered or modified from time to time as may be mutually agreed by the parties to this Agreement, so long as the intent and purposes of the Plans, as stated from time to time in the prospectus of the Fund, are observed, For special cases the parties hereto may adopt such procedures as may be appropriate or practical under the circumstances, and Fund/Plan may conclusively assume that any special procedure which has been approved by the Fund, coos not conflict with or violate any requirements of its Articles of Incorporation, By-Laws or prospectus, or any rule, regulation or requirement of any regulatory body.

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                                 MISCELLANEOUS


     Section 25. Fund/Plan agrees to make available upon request and to preserve for the periods prescribed In Rule 31a-2 any records relating to services provided under this Agreement which are required to be maintained by Rule 31a-1.

     Section 26. The Fund shall indemnify Fund/Plan and save it harmless from any and against any and all Actions, suits and claims, whether groundless or otherwise, arising directly or indirectly out of or in connection with its performance under this Agreement as Transfer Agent, Dividend Disbursing Agent and Administrator of Plans and from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities incurred by Fund/Plan in connection with any such action, suit, or claim. Fund/Plan shall not be under any obligation to prosecute or to defend any action, suit or claim arising out of or in connection with its performance under this Agreement as Transfer Agent, Dividend Disbursing Agent and Administrator of Plans, which, n the opinion of its counsel, may Involve it in expense or liability, and the Fund shall, so often as reasonably requested, furnish Fund/Plan with satisfactory indemnity against such expense or liability, and upon request of Fund/Plan the Fund shall assume the entire defense of any action, Salt, or claim subject to the foregoing Indemnity. Provided, however, that Fund/Plan shall give the Fund notice, and reasonable opportunity to defend, any such action, suit, or claim, in the name of the Fund or Fund/Plan or both.

           Without limitation of the foregoing:

          (a) Fund/Plan may rely upon the advice of the Fund, or of counsel, who may be counsel for the Fund or counsel for Fund/Plan and upon statements of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted and for any actions taken in good faith upon such statements, Fund/Plan shall not be liable to anyone.

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     (b) Fund/Plan shall not be liable for any action taken in good faith reliance upon any Written Instruction or certified copy of any resolution of the Board of Directors of the Fund, and Fund/Plan may rely upon the genuineness of any such document or copy thereof believed in good faith by the Custodian to have been validly executed.

     (c) Fund/Plan may rely and shall be protected in acting upon any signature, instruction, request, letter' of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by tho purchaser, Fund or other proper party or parties.


     Notwithstanding any statement to the contrary elsewhere in this Agreement, Fund/Plan shall be liable for its negligent acts or omissions in connection with the performance of its duties under this Agreement.

     Section 27. A request to redeem Shares must be accompanied by a Signature guaranteed by a commercial bank or a member firm of a recognized stock exchange.


     Fund/Plan is authorized, upon receipt of written Instructions from the Fund, to make payment upon redemption of Shares without a signature guarantee. The Fund hereby agrees to indemnify and hold Fund/Plan, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demand losses whatsoever arising out of or in connection with a non-negligent payment by Fund/Plan upon redemption of Shares without a signature guarantee and upon the request of Fund/Plan, the Fund shall assume the entire defense of any action, suit or claims subject to the foregoing indemnity. Fund/Plan shall notify the Fund of any such action, suit or claim within 30 days after receipt by Fund/Plan of notice thereof.

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     Section 28. Fund/Plan in acting for Plan holders, or in any other capacity set forth in this Agreement, shall not be personally liable for any taxes, assessments, or governmental charge. which may be levied or assessed on any bests whatsoever in connection with the administration of the Plans, excepting only for taxes assessed against it in its corporate capacity arising out of its compensation hereunder.

     Section 29. In addition to the services as Transfer Agent, Dividend Disbursing Agent and Administrator as above set forth, Fund/Plan will perform other services for the Fund as agreed from time to time, including but not limited to, preparation of and mailing Federal lO99 Fores, mailing semi-annual reports of the Fund, preparation of one annual list of Shareholders, and mailing notices of Shareholders' meetings, proxies and proxy statements.

     Section 30. The Fund agrees to pay Fund/Plan compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Fund and Fund/Plan.

     Section 31. Nothing contained in this Agreement is intended to or shall require Fund/Plan, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which Fund/Plan or the New York Stock Exchange are closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and Fund/Plan are open.

     Section 32. The following terms as used in this Agreement shall have the meaning set forth below unless the context otherwise requires:

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    Custodian Agreement: The term Custodian Agreement shall mean the agreement between the Fund and First Pennsylvania Bank N.A.


    Custodian: The term Custodian shall mean First Pennsylvania Bank N.A. in its capacity as custodian under the Custodian Agreement.


    Plan: The term Plan shall include such investment plans, dividend reinvestment plans, systematic$c withdrawal plans or other types of plans, in fond acceptable to Fund/Plan, which the Fund may from time to time adopt and make available to its Shareholders, including plans or accounts adopted for pensions and profit sharing plans established by self-employed individuals or partnerships.


    Plan holder. The term Plan holder shall mean a Shareholder who at the time of reference is participating in a Plan.


    Share Certificates: The term Share Certificates shall mean the stock certificates for the Shares of the Fund.


    Shareholders: The term Shareholders shall mean the registered owners from time to time of the Shares of the Fund in accordance with the stock registry records of the Fund.


    Shares: The term Shares shall mean the issued and outstanding shares of common stock of the Fund.


    Written Instructions: The term Written Instructions shall mean an authorized, instruction, approval, item or set of data, or information of any kind transmitted to Fund/Plan in original writing containing original Signatures or a copy

                                 Page 14 of 16
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of such document transmitted by telecopy including transmission of such signature, believed in good faith by Fund/Plan to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to give Written Instructions on behalf of the Fund.


     Section 33. Either the Fund or Fund/Plan may give 60 days's written notice to the other of the termination of this Agreement, such terminator to take effect at tie time specified in the notice.


     Section 34. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:


               If to the Fund:
               Stratton Monthly Dividend Shares, Inc.
               Axe Wood, Butler, Skippack Pike
               Blue Boll, PA 19442

               If to Fund/Plan:
               Fund/Plan Services, Inc.
               P.O. Box 8070
               Philadelphia, PA 19101

Attention: B. Heinel

     Section 35. The Fund represents and warrants to Fund/Plan that the execution and delivery of this Administration Agreement by the undersigned officers of the Fund has been duly and validly authorized by resolution of the Board of Directors of the Fund.


     Section 36. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

                                 Page 15 of 16
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     Section 37. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement Shall not be assignable by the Fund without the written consent of Fund/Plan, or by Fund/Plan without the written consent of the Fund, authorized or approved by a resolution of its Board of Directors.


     Section 38. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.


ATTEST                         STRATTON MONTHLY DIVIDEND SHARES, INC.
(Corporate Seal)
/s/ Sharon A. Dylinski         By /s/GERALD E. HEFFERNAN
Corporate Secretary            Title: President

ATTEST                         FUND/PLAN SERVICES, Inc.
(Corporate Seal)
/s/Jim Hickey                  By /s/ B. Heinel
                               Title: Vice President
(SEAL)


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